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                                                                   Exhibit 10.81

                                 DCAMERICA, INC.



                                 August 7, 1997


Edward K. Wissing
American HomePatient, Inc.
5200 Maryland Way, Suite 400
Brentwood, TN  37027-5018

Dear Ed:

         Pursuant to our recent discussions concerning American HomePatient, Inc. (the "Company"), I have outlined below a suggestion for a working relationship and fee arrangements with DCAmerica, Inc. and its affiliates ("DCA").

         DCA is willing to assist the Company in connection with specific significant and strategic transactions and initiatives upon written request from time to time (a "Transaction"). With respect to significant Transactions, our engagement would be on a case by case basis upon written request by the Company to DCA, and we would anticipate entering into a formal engagement letter for each such Transaction. A Transaction of this type may include, but not be limited to, situations involving strategic acquisitions, combinations, dispositions and extraordinary financing transactions related thereto. We would assist in a Transaction in the areas of due diligence, legal, tax, accounting, employment, and other matters. In doing so would utilize numerous individual experts in the DCA and Counsel family of companies. This assistance would include conversations and negotiations in the early stages of a Transaction, extensive financial analysis, valuation analysis, global transaction structuring advice, discussions with key personnel at the target company, price analysis, and structuring of earnout, delayed or contingent payments, and mix of stock or debt consideration. The assistance would not include the provision of a fairness opinion, although we will assist the Company in obtaining one if requested.



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Edward K. Wissing
American HomePatient, Inc.
Page 2




         Upon completion of a Transaction, we would anticipate a cash fee based on the following:


                     TRANSACTION VALUE                   PERCENTAGE FEE
                     -----------------                   --------------

         On the first $1,000,000                               5%

         On the amount between $1,000,000 -                    4%
         $2,000,000

         On the amount between $2,000,000 -                    3%
         $3,000,000

         on the amount between $3,000,000 -                    2%
         $4,000,000

         On the amount above $4,000,000                        1%

         "Transaction Value" shall include the gross value of all cash, securities and other properties paid or payable directly or indirectly in one transaction or a series or combination of transactions in connection with a Transaction, including, without limitation, the amounts paid pursuant to covenants not to compete, non-standard employment contracts, amounts paid to holders of warrants, stock purchase rights, convertible securities, options or stock appreciation rights, and the value of long-term liabilities including the principal amount of debt for borrowed money, preferred stock obligations and other liabilities, in each case indirectly or directly assumed or acquired or otherwise repaid or retired in connection with the Transaction. If the Transaction takes the form of a purchase of assets, Transaction Value shall also include the value of current assets not purchased minus the value of current liabilities not assumed. Transaction Value will also include the aggregate amount of any extraordinary dividend or distribution made by the Company from the date of engagement through the closing of the Transaction. The Transaction Value shall include amounts paid into escrow and contingent payments payable in connection with any Transaction, when paid.

         The Company also will agree to indemnify and hold harmless DCA and its affiliates and each other person, if any, controlling DCA or any of its affiliates from and against any losses, claims, damages or liabilities (including reasonable counsel fees) or actions in respect thereof related to or arising out of such engagement or DCA's role in connection therewith. The Company will not, however, be responsible for any claims, liabilities, losses, damage or expenses that result from the bad faith or gross negligence of DCA or any other party indemnified hereunder.


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Edward K. Wissing
American HomePatient, Inc.
Page 3




         The Company will also agree that neither DCA, nor any of its affiliates, nor any person, director, employee or agent of DCA or any of its affiliates, nor any person controlling DCA or any of its affiliates shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or in connection with such engagement except for any such liability for losses, claims, damages, or liabilities or expenses incurred by the Company that result from bad faith or gross negligence of DCA or any other party identified hereunder.

         Please indicate if this proposal is acceptable to you.

                                          Sincerely,

                                          DCAMERICA, INC.


                                          By:
                                              ----------------------------------



AGREED and ACCEPTED:

AMERICAN HOMEPATIENT, INC.


By:
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Date:
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